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                                                                   EXHIBIT 99(1)

             Harrah's Entertainment, Inc. and Harveys Casino Resorts
                           Receive FTC Second Request

LAS VEGAS, June 11, 2001 - Harrah's Entertainment, Inc. (NYSE:HET) and Harveys Casino Resorts today announced that they have each received a request for additional information from the Federal Trade Commission in connection with Harrah's pending acquisition of Harveys.

The companies intend to respond promptly to the information request.

The request for additional information was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after each of Harrah's and Harveys have substantially complied with the request unless that period is extended voluntarily by the parties, or terminated sooner by the FTC.

More information about Harrah's Entertainment, the leading consumer-marketing company in the gaming industry, can be obtained at www.harrahs.com

Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino entertainment industry, operating 21 casinos in 17 markets in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 23 million players, Harrah's is focused on building loyalty and value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

Founded in 1944 by Harvey and Llewellyn Gross, Harveys Casino Resorts wholly owns and operates Harveys Resort Hotel/Casino, an AAA Four-Diamond full-service resort at Lake Tahoe, Nevada; Harveys Wagon Wheel Hotel/Casino in Central City, Colorado, and Harveys Casino Hotel in Council Bluffs, Iowa. Harveys also manages Bluffs Run Casino in Council Bluffs, Iowa.

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, and effects of competition.

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